Exhibit 99.1

FOR IMMEDIATE RELEASE

April 19, 2006

Owens & Minor Reports Revenue of $1.26 Billion

and EPS of $0.41 for 1st Quarter 2006

The company refinanced $200 million of debt early in the 2nd quarter

Richmond, VA….Owens & Minor (NYSE-OMI) reported today that first-quarter revenue improved 5.7% to $1.26 billion for the quarter ended March 31, 2006, compared to revenue of $1.19 billion in the first quarter of 2005. Net income for the quarter was $16.5 million, up 3.7%, compared to net income of $15.9 million in the first quarter last year. Diluted earnings per share (EPS) for the first quarter 2006 were $0.41, improved from diluted EPS of $0.40 in the previous year’s first quarter. Pre-tax earnings for the quarter were negatively affected by approximately $1.3 million, resulting from the expensing of equity-based compensation associated with the implementation of a new accounting standard and one-time costs from the company’s relocation to its new headquarters.

“Our first quarter results are on target with our plan and reflect strong overall performance with productivity gains in our field operations and solid asset management,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We are pleased with our first quarter and are well-positioned for the year.”

Subsequent to the end of the quarter, on April 7, 2006, the company closed its offering of $200 million in 6.35% Senior Notes due 2016. The proceeds, together with available cash, were used to purchase the company’s then-outstanding $200 million of 8 1/2% Senior Subordinated Notes due 2011. In second quarter 2006, the company expects to report a one-time charge of an estimated $11.5 million for expenses related to the early retirement of debt.

Other First Quarter 2006 Results

For the first quarter 2006, operating earnings were $30.4 million, or 2.4% of revenue, compared to operating earnings of $29.6 million, or 2.5% of revenue in the first quarter of 2005. Gross margin was 10.8% of revenue in the first quarter, improved from 10.5% in the prior year quarter. Selling, general & administrative expense (SG&A) was 8.0% of revenue, compared to 7.9% in the first quarter of 2005. SG&A results reflect the expensing of equity-based compensation and most of the one-time expenses associated with the company’s move to its new headquarters. Gross margin and SG&A results were affected by contributions from the company’s direct-to-consumer effort, which has a higher gross margin and expense profile than the acute-care distribution business.

Asset Management

The company reported continuing strong asset management, resulting in operating cash flow of $21.6 million for the first quarter of 2006. Days sales outstanding as of March 31, 2006 were 25.5, compared to 24.4 in the prior year quarter. Inventory turns for the quarter were 10.3, unchanged compared to the first quarter one year ago.

2006 Outlook

The company anticipates that it will report revenue growth in the 6 to 8% range, and diluted EPS in a range of $1.75 to $1.80, excluding an estimated $11.5 million, one-time, second-quarter charge resulting from expenses related to the company’s early retirement of debt.

Recent Highlights

Owens & Minor Receives Investment Grade Rating from Fitch Ratings

Owens & Minor received an investment grade rating of “BBB-” from Fitch Ratings for its offering of $200 million in Senior Notes due 2016. Owens & Minor was assigned an investment grade rating of “BBB-” from Standard & Poor’s for these notes, consistent with its existing corporate credit rating, along with a rating of “Ba2” from Moody’s.

Owens & Minor Completes Offering of $200 million of 6.35% Senior Notes due 2016

Subsequent to the end of the quarter on April 7, 2006, Owens & Minor completed a public offering of $200 million of 6.35% Senior Notes due 2016. The company used the proceeds, as well as available cash, to fund its tender offer for its then-outstanding $200 million 8 1/2% Senior Subordinated Notes due 2011.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain--from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Conference Call Details

Owens & Minor will conduct a conference call on Thursday, April 20, 2006 at 8:30 a.m. Eastern Time to discuss first quarter 2006 financial results. The phone number for the Owens & Minor conference call is 800-901-5241 with passcode “Owens & Minor.” The call will also be available by replay for five days by calling 888-286-8010, with access code: 29735579. The call will also be webcast for 21 days through www.owens-minor.com under the Investor Relations section.

CONTACTS: Jeffrey Kaczka, Senior Vice President, Chief Financial Officer, 804-723-7500; Richard F. Bozard, Vice President, Treasurer, 804-723-7502; or Trudi Allcott, Director, Investor Communications, 804-723-7555.

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Page Four

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended March 31,
	2006	% of revenue	2005	% of revenue	% Fav(Unfav)
Revenue	$1,261,999	100.0%	$1,193,600	100.0%	5.7%
Cost of revenue	1,125,809	89.2	1,067,762	89.5	(5.4)

Gross margin	136,190	10.8	125,838	10.5	8.2
Selling, general and administrative expenses	101,056	8.0	93,952	7.9	(7.6)
Depreciation and amortization	5,628	0.4	3,447	0.3	(63.3)
Other operating income and expense, net	(920)	(0.1)	(1,111)	(0.1)	(17.2)

Operating earnings	30,426	2.4	29,550	2.5	3.0
Interest expense, net	3,057	0.2	3,325	0.3	8.1

Income before income taxes	27,369	2.2	26,225	2.2	4.4
Income tax provision	10,866	0.9	10,306	0.9	(5.4)

Net income	$16,503	1.3%	$15,919	1.3%	3.7%

Net income per common share - basic	$0.42		$0.40
Net income per common share - diluted	$0.41		$0.40

Weighted average shares - basic	39,732		39,327
Weighted average shares - diluted	40,253		39,863

Page Five

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$72,715	$71,897
Accounts and notes receivable, net	378,066	353,102
Merchandise inventories	444,722	439,887
Other current assets	30,104	29,666

Total current assets	925,607	894,552
Property and equipment, net	56,035	51,942
Goodwill, net	242,626	242,620
Intangible assets, net	19,075	18,383
Other assets, net	32,058	32,353

Total assets	$1,275,401	$1,239,850

Current liabilities
Accounts payable	$403,903	$387,833
Accrued payroll and related liabilities	11,018	12,701
Other accrued liabilities	95,238	88,334

Total current liabilities	510,159	488,868
Long-term debt	203,009	204,418
Other liabilities	35,001	34,566

Total liabilities	748,169	727,852

Shareholders’ equity
Common stock	80,169	79,781
Paid-in capital	137,493	133,653
Retained earnings	317,853	307,353
Accumulated other comprehensive loss	(8,283)	(8,789)

Total shareholders’ equity	527,232	511,998

Total liabilities and shareholders’ equity	$1,275,401	$1,239,850

Page Six

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2006	2005
Operating activities
Net income	$16,503	$15,919
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,628	3,447
Provision for LIFO reserve	4,590	5,100
Stock-based compensation expense	1,003	453
Provision for losses on accounts and notes receivable	1,664	1,061
Deferred direct response advertising costs	(1,987)	(826)
Changes in operating assets and liabilities:
Accounts and notes receivable	(26,628)	7,116
Merchandise inventories	(9,425)	27,540
Accounts payable	27,570	58,534
Net change in other current assets and current liabilities	2,641	3,272
Other, net	78	1,411

Cash provided by operating activities	21,637	123,027

Investing activities
Additions to property and equipment	(5,131)	(5,338)
Additions to computer software	(1,312)	(825)
Acquisition of intangible assets	(2,090)	—
Net cash paid for acquisitions of businesses	(64)	(57,920)
Other, net	3	1

Cash used for investing activities	(8,594)	(64,082)

Financing activities
Cash dividends paid	(6,003)	(5,157)
Proceeds from exercise of stock options	2,619	942
Excess tax benefits related to stock-based compensation	1,165	—
Increase in drafts payable	(11,500)	(36,246)
Other, net	1,494	(46)

Cash used for financing activities	(12,225)	(40,507)

Net increase in cash and cash equivalents	818	18,438
Cash and cash equivalents at beginning of period	71,897	55,796

Cash and cash equivalents at end of period	$72,715	$74,234

Page Seven

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Operating results:
Revenue	$1,261,999	$1,215,949	$1,201,971	$1,210,894	$1,193,600

Gross margin	$136,190	$130,781	$130,725	$128,768	$125,838
Gross margin as a percent of revenue	10.8%	10.8%	10.9%	10.6%	10.5%

SG&A expense	$101,056	$95,086	$95,393	$96,075	$93,952
SG&A expense as a percent of revenue	8.0%	7.8%	7.9%	7.9%	7.9%

Operating earnings	$30,426	$28,305	$31,071	$28,506	$29,550
Operating earnings as a percent of revenue	2.4%	2.3%	2.6%	2.4%	2.5%

Net income	$16,503	$15,738	$16,790	$15,973	$15,919

Net income per common share - basic	$0.42	$0.40	$0.42	$0.40	$0.40

Net income per common share - diluted	$0.41	$0.39	$0.42	$0.40	$0.40

Accounts receivable:
Accounts and notes receivable, net	$378,066	$353,102	$351,129	$345,155	$345,601

Days sales outstanding	25.5	26.3	26.0	24.8	24.4

Inventory:
Merchandise inventories	$444,722	$439,887	$418,489	$403,213	$403,919

Average inventory turnover	10.3	10.0	10.3	10.7	10.3

Financing:
Long-term debt	$203,009	$204,418	$205,197	$206,357	$205,537

Stock information:
Cash dividends per common share	$0.15	$0.13	$0.13	$0.13	$0.13

Stock price at quarter-end	$32.77	$27.53	$29.35	$32.35	$27.15